Exhibit 99.2

Christina A. Gold to Succeed George T. Shaheen as Non-Executive Chair of the Board

Los Angeles, CA, December 6, 2018 – Korn Ferry (NYSE: KFY) today announced that Christina A. Gold has been appointed Non-Executive Chair of the Board of Directors of Korn Ferry (the “Board”), effective January 1, 2019. Ms. Gold will succeed Mr. George T. Shaheen in this role as part of a planned succession.

Mr. Shaheen has served as Non-Executive Chair of the Board since September 2012. He will remain on the Board until the 2019 Annual Meeting of Stockholders.

Ms. Gold has been a director of Korn Ferry since 2014 and brings to her new role significant leadership and public company experience. She was Chief Executive Officer of The Western Union Company and has held a variety of other senior leadership positions. She also brings substantial public company board experience, including as a current director of ITT Inc. (formerly ITT Corporation), New York Life Insurance Company, and International Flavors & Fragrances, Inc. With this appointment, Korn Ferry will join the approximately 4% of U.S. public companies with a female chair.

“I have appreciated George Shaheen’s strong leadership during his tenure as Non-Executive Chair. I am honored to step into this role and work with my fellow directors as Korn Ferry enters the next stage of its journey,” said Ms. Gold.

“George has had and will continue to have a significant impact on Korn Ferry. We have grown and evolved a tremendous amount these last several years,” said Gary D. Burnison, Korn Ferry Chief Executive Officer and director. “I am excited to continue working with Christina and our Board.”

About Korn Ferry

Korn Ferry is a global organizational consulting firm. We help clients synchronize strategy and talent to drive superior performance. We work with organizations to design their structures, roles, and responsibilities. We help them hire the right people to bring their strategy to life. And we advise them on how to reward, develop, and motivate their people. Visit kornferry.com for more information.